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                                                                     EXHIBIT 2.3

                 AMENDMENT NO. 2 TO THE ACQUISITION AGREEMENT

          AMENDMENT NO. 2 TO THE ACQUISITION AGREEMENT (this "Amendment"), dated as of July 2, 1999, by and among CIGNA Corporation, a Delaware corporation ("CIGNA"), CIGNA Holdings, Inc., a Delaware corporation ("CIGNA Holdings" and, together with CIGNA, the "Sellers"), and ACE Limited, a Cayman Islands company (the "Purchaser"). This Amendment amends the Acquisition Agreement, dated as of January 11, 1999, by and among the Sellers and the Purchaser, as amended by Amendment No. 1 to the Acquisition Agreement, dated as of July 2, 1999, by and among Sellers and the Purchaser (collectively, the "Acquisition Agreement"). Capitalized and uncapitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Acquisition Agreement.


                             W I T N E S S E T H:
                             - - - - - - - - - -

          WHEREAS, the Sellers and the Purchaser wish to amend the Acquisition Agreement in the manner set forth in this Amendment.

          NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:


                                   ARTICLE I

                                THE AMENDMENTS

          Section 1.1  Amendments to the Seller Disclosure Schedule.  Attached
                       --------------------------------------------
as Exhibit 1.1 are the amended Sections of the Seller Disclosure Schedule. The Sellers and the Purchaser hereby acknowledge and agree that such amended Sections shall replace or supplement, as the case may be, the corresponding Sections of the Seller Disclosure Schedule, and that they constitute part of the Acquisition Agreement.

          Section 1.2  Liquidation of GRANCOL, Asesoramiento y Servicios Ltda.
                       -------------------------------------------------------
(Colombia).  CIGNA shall
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dissolve GRANCOL, Asesoramiento y Servicios Ltda. (Colombia) and place it in a status of liquidation prior to the Closing, and ACE hereby consents (pursuant to Section 4.1(a) of the Acquisition Agreement) to CIGNA taking such action as needed to dissolve GRANCOL.

          Section 1.3  Bermuda Bulk Reinsurance Agreement.  Each of the Sellers
                       ----------------------------------
and the Purchaser agree that neither party shall execute the Bermuda Bulk Reinsurance Agreement at the Closing or any other time, and the Bermuda Bulk Reinsurance Agreement shall not be a condition to Closing or any Subsequent Closing (if any).

          Section 1.4  1999 Dividend Shortfall Amount. The 1999 Dividend
                       -------------------------------
Shortfall Amount is four hundred eighty-three thousand eight hundred seventy-one dollars ($483,871) in the event the Closing Date is July 1, 1999. In the event the Closing Date is another date, the 1999 Dividend Shortfall amount shall be increased by four hundred eighty-three thousand eight hundred seventy-one dollars ($483,871) for each calendar day after July 1, 1999 up to and including the actual Closing Date.

          Section 1.5  Amendment to Article II of the Acquisition Agreement.
                       ----------------------------------------------------
The parties hereto acknowledge and agree that Section 2.4 of the Acquisition Agreement is hereby amended by adding the following paragraphs at the conclusion thereof:

          "(f) The authorized capital stock of CIGNA Conference Facilities, Inc. consists of one thousand (1,000) shares, par value $1.00 per share, of common stock (the "Conference Facilities Common Stock"). One thousand (1,000) shares (the "CF Securities") of Conference Facilities Common Stock are issued and outstanding, all of which are owned by CIGNA Properties, Inc. free and clear of all Liens. No shares of any other class or series of capital stock of CIGNA Conference Facilities, Inc. are authorized, issued or outstanding. The CF Securities have been validly issued and are fully paid and non-assessable and are owned by CIGNA Properties, Inc. free and clear of all Liens. All of the equity interests in the subsidiaries of Conference Facilities, Inc. have been validly issued and are fully paid and non-assessable (with respect to jurisdictions which recognize such concept) and are owned free and clear of all Liens.

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          (g)  The authorized capital stock of CIGNA Properties, Inc. consists of one thousand (1,000) shares, par value $1.00 per share, of common stock (the "CIGNA Properties Common Stock"). One thousand (1,000) shares (the "CP Securities") of CIGNA Properties Common Stock are issued and outstanding, all of which are owned by CIGNA Holdings free and clear of all Liens. No shares of any other class or series of capital stock of CIGNA Properties, Inc. are authorized, issued or outstanding. The CP Securities have been validly issued and are fully paid and non-assessable and are owned by CIGNA Holdings free and clear of all Liens. All of the equity interests in the subsidiaries of CIGNA Properties, Inc. have been validly issued and are fully paid and non-assessable (with respect to jurisdictions which recognize such concept) and are owned free and clear of all Liens. Upon consummation of the transactions contemplated by this Agreement, the Purchaser (or its designee) will acquire from CIGNA Holdings good title to the CP Securities free and clear of all Liens, except for restrictions on transfer which arise under the Securities Act and any comparable Laws."

          Section 1.6  Foreign Pension Plans.  Effective as of the date hereof,
                       ---------------------
Section 5.2(e) of the Acquisition Agreement is amended to read in its entirety as follows:

          "(e) As soon as practicable following the Closing Date (or the Subsequent Closing Date, as the case may be), the Purchaser shall assume all assets and liabilities under all Foreign Pension Plans covering Affected Employees, except as otherwise provided in the proposal set forth in the letter dated June 25, 1999, attached hereto as Exhibit 1.6 (the "Foreign Pension Plan Letter"). With respect to such Foreign Pension Plans, CIGNA and the Purchaser agree to cooperate and use their respective Reasonable Best Efforts to implement, as soon as practicable following the Closing Date (or Subsequent Closing Date, as the case may be), an equitable, appropriate and efficient allocation of assets and liabilities thereunder as between Affected Employees, employees retained by CIGNA and former employees substantially as contemplated in the proposal set forth in the Foreign Pension Plan Letter."

          Section 1.7  Transfer Costs.  Notwithstanding anything to the contrary
                       --------------
in Section 4.8 of the Acquisi-

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tion Agreement, the Sellers and the Purchaser agree that all costs incurred upon the conveyance of any equity interest in an Acquired Company from an Excluded Business shall be allocated in the following manner: (i) CIGNA and the Purchaser shall each pay 50% of the aggregate amount of all expenses incurred upon the conveyance of the equity interest in Seguros CIGNA, S.A. from GRANCOL, Asesoramiento y Servicios Ltd. (Columbia) to AFIA Finance Corporation; (ii)
CIGNA and the Purchaser shall each pay 50% of all Transfer Taxes incurred upon the conveyance of any equity interest in an Acquired Company from an Excluded Business; and (iii) CIGNA shall reimburse the Purchaser for any consideration paid upon the conveyance of any equity interest in an Acquired Company from an Excluded Business.

          Section 1.8  Payment of Purchase Price.  In the event (i) the
                       -------------------------
Purchaser fails to deliver to CIGNA Holdings all or a portion of the Purchase Price by wire transfer of immediately available funds to an account designated in writing by CIGNA Holdings by 10:00 a.m., New York City time, on the Closing Date and (ii) CIGNA Holdings is unable utilizing commercially reasonable efforts to timely invest for one or, in the event that the Closing Date precedes a weekend or a holiday or both, more calendar days all or such portion of the Purchase Price which has not been delivered in such manner by such time in financial instruments yielding at a minimum a rate equal to the Federal Funds Rate, the Purchaser shall reimburse CIGNA Holdings in an amount equal to the product determined by multiplying (x) an amount equal to the excess (if any) of the Federal Funds Rate over the rate (if any) at which the funds were invested on the Closing Date by (y) the number of calendar days from (and including) the Closing Date through the first business day following the Closing Date. For the purposes of this Amendment, "Federal Funds Rate" shall mean the average of the high and low federal fund rates as quoted in the Wall Street Journal on Money Rates on the Closing Date. Notwithstanding anything to the contrary in this Amendment, the Purchaser's reimbursement obligations under this
Section 1.9 shall apply for the period on and after the Closing Date until the first business day after the Closing Date.

          Section 1.9  Equity Insurance Joint Ventures. The definition of
                       -------------------------------
"Equity Insurance Joint Ventures" in

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Section 10.1 of the Acquisition Agreement shall be amended to read in its entirety as follows:

          ""Equity Insurance Joint Ventures" means P.T. Asuransi CIGNA Indonesia, an Indonesian corporation, and Perdana CIGNA Insurance Berhad, a Malayasian company."

          Section 1.10  Incorrect Dating.  To the extent any documents,
                        ----------------
agreements or instruments executed and delivered at the Closing by the parties hereto or any of their affiliates have been dated July 1, 1999, each of the parties hereto acknowledge and agree (on behalf of itself and its affiliates) that such documents, agreements and instruments were incorrectly dated July 1, 1999 and are hereby amended to be dated the Closing Date.


                                  ARTICLE II

                                 MISCELLANEOUS

          Section 1.11  Amendment; Entire Agreement.  This Amendment is limited
                        ---------------------------
precisely as written and shall not be deemed to be an amendment to any other terms or conditions of the Acquisition Agreement. Whenever the Acquisition Agreement is referred to in the Acquisition Agreement or in any other agreements, documents and instruments, such reference shall be deemed to be to the Acquisition Agreement as amended by this Amendment. There is no restriction, agreement, promise, warranty, covenant or undertaking with respect to the transactions contemplated hereby other than those expressly set forth therein or herein.

          Section 1.12  Counterparts.  This Amendment may be executed in two or
                        ------------
more counterparts, all of which will be considered one and the same agreement and each of which will be deemed an original.

          Section 1.13  GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY AND
                        -------------
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Acquisition Agreement to be duly executed as of the day and year first above written.


                              CIGNA CORPORATION



                              By: /s/ Paul Rohrkemper
                                  Paul H. Rohrkemper
                                  Senior Vice President



                              CIGNA HOLDINGS, INC.



                              By: /s/ Joanne L. Dorak
                                  Joanne L. Dorak
                                  President



                              ACE LIMITED



                              By: /s/ Peter Mear
                                  Peter N. Mear
                                  General Counsel & Secretary